Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Vital Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)(4)	Maximum Aggregate Offering Price(4)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share(1)	Rule 457(c)	1,222,130	$46.03	$56,254,644	.00014760	$8,303.19
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$56,254,644		$8,303.19
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$8,303.19

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock, par value $0.01 per share (“Common Stock”), of Vital Energy, Inc. (the “Company”) being registered hereunder include an indeterminate number of shares of common stock that may become issuable as a result of any stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar transactions.

(2)	Includes 595,104 shares of Common Stock that are issuable upon the conversion of 595,104 shares of the Company’s 2.0% Cumulative Mandatorily Convertible Series A Preferred Stock.

(3)	With respect to the offering of shares of Common Stock by the selling stockholders, the proposed maximum offering price per share will be determined from time to time in connection with, and at the time of, a sale by the holder of such securities.

(4)	The proposed maximum offering price per share and the proposed maximum aggregate offering price were estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The maximum offering price per share and maximum aggregate offering price are based on a price of $46.03, which was the average of the high and low sales prices per share of Common Stock reported on the New York Stock Exchange on January 2, 2024.